Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 7, 2010 between James A. Hyde (the “Executive”) and NTELOS Holdings Corp., a Delaware corporation (“the “Company”), recites and provides as follows:

WHEREAS, as of the date hereof the Board of Directors of the Company (the “Board”) has approved the proposed spin-off of the Company’s wireline business (the “Spin-Off”); and

WHEREAS, the Executive currently serves as the Chief Executive Officer and President of the Company for an employment term (the “Company Employment Term”) set forth in the related employment agreement dated the date hereof between the Company, NTELOS Inc. and the Executive (the “Company Employment Agreement”); and

WHEREAS, in order to effectuate the Spin-Off the Company will form a subsidiary to which it will contribute its wireline business (“SpinCo”), the common stock of which will be distributed to the Company’s stockholders; and

WHEREAS, the Board of Directors of the Company (the “Board”) expects that the Executive will make substantial contributions to the growth and prospects of SpinCo; and

WHEREAS, the Board desires that during the Company Employment Term and prior to the effective date of the Spin-Off (the “Spin-Off Effective Date”), the Executive shall become the Chief Executive Officer and President of SpinCo; and

WHEREAS, the Company desires to enter into this Agreement with the Executive on the terms set forth herein to establish the terms and conditions of the Executive’s future services on behalf of SpinCo and the Executive desires to do the same, each with the understanding that this Agreement shall terminate on the earlier of (i) the date of termination of the Company Employment Term if such termination occurs prior to the Spin-Off Effective Date and (ii) March 31, 2012 if the Spin-Off Effective Date has not occurred by such date; and

WHEREAS, the Company agrees to cause SpinCo to assume its obligations under this Agreement prior to the Spin-Off Effective Date and the term “Company” shall mean “SpinCo” from and after the date of the assumption by SpinCo of such obligations; and

WHEREAS, the Executive will serve SpinCo in reliance upon the undertakings of the Company contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the Company and the Executive agree as follows:

1. Employment.

(a) Position. On the terms and subject to the conditions set forth herein, the Company agrees to employ the Executive as Chief Executive Officer and President throughout the Employment Term (as defined below). At the request of the Board and without additional compensation, the Executive shall also serve as an officer and/or director of any or all of the subsidiaries of the Company.

(b) Duties and Responsibilities. The Executive shall have such duties and responsibilities that are consistent with the Executive’s position as the Board determines and shall perform such duties and carry out such responsibilities to the best of the Executive’s ability for the purpose of advancing the business of the Company and its subsidiaries. The Company and the Executive acknowledge and agree that one of such duties is to assist the Board in its search for an individual who would succeed the Executive as the Chief Executive Officer and President. Subject to the Executive’s obligations to the Company under the Company Employment Agreement and to the provisions of Section 1(c) below, during the Employment Term the Executive shall devote the Executive’s full business time, skill and attention to the business of the Company and its subsidiaries, and, except as specifically approved by the Board, shall not engage in any other business activity or have any other business affiliation.

(c) Other Activities. Anything in this Agreement to the contrary notwithstanding, as part of the Executive’s business efforts and duties on behalf of the Company, the Executive may participate fully in social, charitable and civic activities, and, if specifically approved by the Board, the Executive may serve on the boards of directors of other companies, provided that such activities do not unreasonably interfere with the performance of, and do not involve a conflict of interest with, the Executive’s duties or responsibilities hereunder.

(d) SpinCo Board of Directors. It is the current intention of the Board that the Executive will serve on the Board of Directors of SpinCo at the Spin-Off Effective Date and during the Employment Term. It is the further current intention of the Board that following termination of the Employment Term the Executive will continue to serve on the Board of Directors of SpinCo as a non-management director eligible to participate in SpinCo’s Board of Directors compensation programs for independent directors.

2. Employment Term. The “Employment Term” hereunder shall commence on the date of the assumption by SpinCo of the Company’s obligations under this Agreement, which assumption shall occur not later than the Spin-Off Effective Date, and continue in full force and effect until the date that is not more than six (6) months following the Spin-Off Effective Date (the “Initial Employment Term”) unless terminated earlier pursuant to the terms and conditions of this Agreement. Thereafter, the Employment Term will renew hereunder automatically for a period up to an additional six (6) months from the Spin-Off Effective Date as set forth in written notice from the Company to the Executive provided not less than thirty (30) days prior to the end of the Initial Employment Term (the “Subsequent Employment Term”). In the event of the termination of the Company Employment Term prior to the Spin-Off Effective Date or if the Spin-Off Effective Date has not occurred by March 31, 2012, this Agreement shall be null and void and no rights or obligations shall have accrued thereunder.

3. Compensation. During the Employment Term, the Company will pay the Executive a salary and related benefits as follows:

(a) The Company agrees to pay the Executive, for services rendered hereunder during the Initial Employment Term, a salary of $400,000 payable on the effective date of this Agreement (the “Initial Salary”).

(b) The Company agrees to pay the Executive, for services rendered hereunder during the Subsequent Employment Term, a salary at the annual rate of not less than $800,000 (the “Subsequent Salary”). The Subsequent Salary shall be payable in equal bi-monthly installments, not less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provisions of law.

(c) Vacation. The Executive shall be entitled to a minimum of five weeks of vacation annually, during which time the Executive shall receive compensation in accordance with the terms of this Agreement.

4. Termination of Employment.

(a) By the Company For Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause (as defined in Section 4(e)) and shall provide written notice of termination to the Executive (which notice shall specify in reasonable detail the basis upon which such termination is made). Notwithstanding the foregoing, in no event shall any termination of employment be deemed for Cause unless the Executive’s employment is terminated within sixty (60) days of when the Company learns of the act or conduct that constitutes Cause and the Board of Directors concludes that the situation warrants a determination that the Executive’s employment terminated for Cause. In the event the Executive’s employment is terminated for Cause, all provisions of this Agreement (other than Sections 5 through 15 hereof) and the Employment Term shall be terminated; provided, however, that such termination shall not divest the Executive of any previously vested benefit or right unless the terms of such vested benefit or right specifically require such divestiture where the Executive’s employment is terminated for Cause. In the event that such termination occurs during the Initial Employment Term, Executive shall upon termination make a payment to the Company of an amount equal to (i) the Initial Salary less (ii) the quotient of (A) the Initial Salary and (B) the number of days that would have otherwise remained in the Initial Employment Term. In the event such termination occurs during the Subsequent Employment Term, the Executive shall be entitled to payment of the Executive’s earned and unpaid Salary being paid on a bi-monthly basis to the date of termination payable as described above. The Executive also shall be entitled to unreimbursed business and entertainment expenses in accordance with and payable at the same time set forth in, the Company’s policy (but not later than thirty (30) days after the date of termination), and unreimbursed medical, dental and other employee benefit expenses payable in accordance with the Company’s applicable employee benefit plans (the payments and benefits described in this subsection (a) herein after referred to as the “Standard Termination Payments”).

(b) Upon Death or Disability. If the Executive dies, all provisions of Section 3 of this Agreement (other than rights or benefits arising as a result of such death) and the Employment Term shall be automatically terminated; provided, however, that an amount equal to the Standard Termination Payments shall be paid to the Executive’s surviving spouse or, if none, the Executive’s estate (as set forth above), and the death benefits under the Company’s employee benefit plans shall be paid, as described above, to the Executive’s beneficiary or beneficiaries as properly designated in writing by the Executive. If the Executive is unable to perform the essential functions of the Executive’s job under this Agreement, with or without reasonable accommodation, by reason of physical or mental disability or incapacity (“Disability”) and such disability or incapacity shall have continued for any period aggregating three (3) months within any six (6) consecutive months, the Company may terminate the Executive’s employment, this Agreement and the Employment Term at any time thereafter. In such event, the Executive shall be entitled to receive the Executive’s normal compensation hereunder during said time of disability or incapacity and the Standard Termination Payments (as set forth above).

(c) By the Executive. The Executive may terminate the Executive’s employment, and any further obligations which the Executive may have to perform services on behalf of the Company hereunder at any time after the date hereof by sending written notice of termination to the Company not less than sixty (60) days prior to the effective date of such termination. During such sixty (60) day period, the Executive shall continue to perform the normal duties of the Executive’s employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder, payable as described above. Except as provided below, if the Executive shall elect to terminate the Executive’s employment hereunder (other than as a result of the Executive’s death or disability), then the Executive shall be entitled to receive the Standard Termination Payments (as set forth above), but the Company shall have no further obligation to make payments or provide benefits to the Executive under Section 3 hereof. In the event that such termination occurs during the Initial Employment Term, Executive shall upon termination make a payment to the Company of an amount equal to (i) the Initial Salary less (ii) the quotient of (A) the Initial Salary and (B) the number of days that would have otherwise remained in the Initial Employment Term. Anything in this Agreement to the contrary notwithstanding, the termination of the Executive’s employment by the Executive for Good Reason (as defined in Section 4(e)), shall be deemed to be a termination of the Executive’s employment without Cause by the Company for purposes of this Agreement, and the Executive shall be entitled to the payments and benefits set forth in Section 4(c) above, payable as described above, subject to the Executive executing and not revoking a general release in favor of the Company, the Board and their affiliates, in a form mutually acceptable to both parties hereto, within sixty (60) days after the termination of Executive’s employment. Notwithstanding the foregoing, in no event shall any termination of employment by the Executive be deemed for Good Reason unless the Executive terminates employment within sixty (60) days of when the Executive learns of the act or conduct that constitutes Good Reason.

(d) Definitions. For purposes of this Agreement, the following definitions will apply:

(i) Cause. The term “Cause” means: (i) gross or willful misconduct; (ii) willful and repeated failure to comply with the lawful directives of the Board or any supervisory personnel; (iii) any criminal act or act of dishonesty or willful misconduct that has a material adverse impact on the property, operations, business or reputation of the Company or its subsidiaries or any act of fraud, dishonesty or misappropriation involving the Company or its subsidiaries; (iv) any conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; (v) the material breach of the terms of any confidentiality, non-competition, non-solicitation or employment agreement the employee has with the Company or its subsidiaries; (vi) acts of malfeasance or negligence in a matter of material importance to the Company or its subsidiaries; (vii) the material failure to perform the duties and responsibilities of employee’s position after written notice and a reasonable opportunity to cure (not to exceed ninety (90) days); (viii) grossly negligent conduct; or (ix) activities materially damaging to the property, operations, business or reputation of the Company or its subsidiaries (it being understood that conduct or activities pursuant to employee’s exercise of good faith business judgment shall not be in violation of this Section 4(e)(i)); or (x) termination by the Executive of the Executive’s employment under the Company Employment Agreement (other than as a result of the Executive’s death or Disability) without “Good Reason” (as such term is defined in the Company Employment Agreement) or termination by the Company of the Executive’s employment under the Company Employment Agreement for Cause.

(ii) Good Reason. “Good Reason” means, after written notice by the Executive to the Board, and a reasonable opportunity for the Company to cure (not to exceed forty-five (45) days), that (i) the Executive’s Initial Salary or Subsequent Salary is not paid, (ii) the Executive’s job duties and responsibilities as Chief Executive Officer are diminished, (iii) the Executive is required to relocate to a facility more than fifty (50) miles from Waynesboro, Virginia, (iv) the Executive is directed by the Board or an officer of the Company or an affiliate (or the Company’s successor or an affiliate thereof) to engage in conduct that Company counsel, or mutually agreed upon counsel if requested by the Executive, has advised is likely to be illegal and that such counsel states with specificity why such direction is likely to be illegal (including a proposal for modification of such direction which in counsel’s opinion would not be likely to be illegal), or (v) the Executive is directed by the Board or an officer of the Company or an affiliate (or the Company’s successor or an affiliate thereof) to refrain from acting and Company counsel, or mutually agreed upon counsel if requested by the Executive, has advised that such failure to act is likely to be illegal and that such counsel states with specificity why such direction is likely to be illegal (including a proposal for modification of such direction which in counsel’s opinion would not be likely to be illegal). If the Executive is directed to engage in conduct that he reasonably believes is likely to be illegal or to refrain from acting and the Executive reasonably believes that such failure to act is likely to be illegal, the Executive can express such reservations to the Board or directing officer, and the Company shall, at its expense, engage Company counsel, or mutually agreed upon counsel if requested by the Executive, to advise as to whether such conduct or failure to act is likely to be illegal. Subject to the last sentence of Section 4(d) hereof, if any of the events occur that would entitle the Executive to terminate the Executive’s employment for Good Reason hereunder and the Executive does not exercise such right to terminate the Executive’s employment, any such failure shall not operate to waive the Executive’s right to terminate the Executive’s employment for that or any subsequent action or actions, whether similar or dissimilar, that would constitute Good Reason. For purposes of clarity, it is acknowledged that expiration of the Employment Term (including notice of non-renewal) shall not be considered “Good Reason” hereunder.

5. Confidential Information. The Executive understands and acknowledges that during the Executive’s employment with the Company, the Executive has been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below). In order to protect the Confidential Information, the Executive will not, during the Executive’s employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with the Executive’s employment by the Company. The Executive will not at any time use any Confidential Information for the Executive’s own benefit or the benefit of any person except the Company. At the end of the Executive’s employment with the Company, the Executive will surrender and return to the Company any and all Confidential Information in the Executive’s possession or control, as well as any other Company property that is in the Executive’s possession or control. The Executive acknowledges and agrees that any breach of this Section 5 would be a material breach of this Agreement. The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories:

(i) trade secrets;

(ii) lists and other information about current and prospective customers;

(iii) plans or strategies for sales, marketing, business development, or system build-out;

(iv) sales and account records;

(v) prices or pricing strategy or information;

(vi) current and proposed advertising and promotional programs;

(vii) engineering and technical data;

(viii) the Company’s methods, systems, techniques, procedures, designs, formulae, inventions and know-how; personnel information;

(ix) legal advice and strategies; and

(x) other information of a similar nature not known or made available to the public or the Company’s Competitors (as defined in Section 8).

Confidential Information includes any such information that the Executive may prepare or create during the Executive’s employment with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its Trade Secrets and/or Confidential Information.

6. Return of Documents. All writings, records and other documents and things containing any Confidential Information in the Executive’s custody or possession shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of the Executive’s employment or at any time as requested by the Company.

7. Reaffirm Obligations. Upon termination of the Executive’s employment with the Company, the Executive shall, if requested by the Company, reaffirm in writing Employee’s recognition of the importance of maintaining the confidentiality of the Company’s proprietary information and trade secrets and reaffirm all of the obligations set forth in Section 5 of this Agreement.

8. Non-Compete; Non-Solicitation. The Executive agrees that:

(a) While the Executive is employed by the Company, the Executive will not, directly or indirectly, compete with the business conducted by the Company, and the Executive will not, directly or indirectly, provide any services to a Competitor.

(b) For a period of twenty-four (24) months (the “Non-Competition Period”) after the Executive’s employment with the Company ends for any reason, the Executive will not compete with the Company by performing or causing to be performed the same or similar types of duties or services that the Executive performed for the Company for a Competitor of the Company in any capacity whatsoever, directly or indirectly, within any city or county of the continental United States in which, at the time the Executive’s employment with the Company ends, the Company provides services or products, offers to provide services or products, or has documented plans to provide or offer to provide services or products within the Non-Competition Period provided that the Executive has knowledge of those plans at the time the Executive’s employment with the Company ends (the “Service Area”). Additionally, the Executive agrees that during the Non-Competition Period, the Executive will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any wireless or wireline telecommunication services, including but not limited to internet services, to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during the Executive’s employment with the Company. The restrictions set forth above shall immediately terminate and shall be of no further force or effect in the event of a default by the Company in the payment of any consideration, if any, to which the Executive is entitled under Section 8(i) below, which default is not cured within thirty (30) days after written notice thereof. The Executive acknowledges and agrees that because of the nature of the Company’s business, the nature of the Executive’s job responsibilities, and the nature of the Confidential Information and Trade Secrets of the Company which the Company will give the Executive access to, any breach of this provision by the Executive would result in the inevitable disclosure of the Company’s Trade Secrets and Confidential Information to its direct competitors.

(c) While the Executive is employed by the Company and during the Non-Competition Period, the Executive will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a Competitor, any person who within the preceding twelve (12) month period has been employed by the Company, or assist any other person, firm, or corporation to do any of the acts described in this subsection (c).

(d) The Executive acknowledges and agrees that the Company has a legitimate business interest in preventing him from engaging in activities competitive with it as described in this Section 8 and that any breach of this Section 8 would constitute a material breach of this Section 8 and this Agreement.

(e) The Company may notify anyone employing the Executive or evidencing an intention to employ the Executive during the Non-Competition Period as to the existence and provisions of this Agreement and may provide such person or organization a copy of this Agreement. The Executive agrees that the Executive will provide the Company the identity of any employer the Executive plans to go to work for during the Non-Competition Period along with the Executive’s anticipated job title, anticipated job duties with any such employer, and anticipated start date. The Company will analyze the proposed employment and make a determination as to whether it would violate this Section 8. If the Company determines that the proposed employment would not pose an unacceptable threat to the Company’s interests, the Company will notify the Executive in writing that it does not object to the employment. The Executive further agrees to provide a copy of this Agreement to anyone who employs the Executive during the Non-Competition Period.

(f) The Executive acknowledges and agrees that this Section 8 is intended to limit the Executive’s right to compete only to the extent necessary to protect the Company’s legitimate business interest. The Executive acknowledges and agrees that the Executive will be reasonably able to earn a livelihood without violating the terms of this Section 8. If any of the provisions of this Section 8 should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, the Executive agrees that such provisions may be reformed to the maximum time, geographic area and activity limitations permitted by applicable law, and the Executive authorizes a court or other trier of fact having jurisdiction to so reform such provisions. In the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive waives and forfeits any and all rights to any further benefits under this Agreement, including but not limited to the consideration set forth in subsection (i) below as well as any additional payments, compensation, benefits or severance pay he may otherwise be entitled to receive under this Agreement. Additionally, in the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive agrees to repay the Company for any of the consideration set forth in subsection (i) below that the Executive received prior to the breach as well as any additional payments, compensation, benefits or severance pay the Executive might otherwise have previously received under Section 4(c) of this Agreement.

(g) For purposes of this Section 8, the following definitions will apply:

(i) “Directly or indirectly” as used in this Agreement includes an interest in or participation in a business as an individual, partner, shareholder, owner, director, officer, principal, agent, employee, consultant, trustee, lender of money, or in any other capacity or relation whatsoever. The term includes actions taken on behalf of the Executive or on behalf of any other person. “Directly or indirectly” does not include the ownership of less than five percent (5%) of the outstanding shares of any corporation, if such shares are publicly traded in the over-the-counter market or listed on a national securities exchange.

(ii) “Competitor” as used in this Agreement means any person, firm, association, partnership, corporation or other entity that competes or attempts to compete with the Company by providing or offering to provide wireless or wireline telecommunication services, including but not limited to internet services, within any city or county in which the Company provides or offers those services or products.

(h) Notwithstanding any other provision of this Section 8, the Executive will not be considered to have violated any prohibition against competing with the Company for engaging in any of the following activities: (1) being employed or retained by (i) any parent, subsidiary or affiliate organization of any Competitor where that parent, subsidiary or affiliate organization does not itself, and the Executive’s employment will not cause the Executive to, compete or attempt to compete with the Company by providing or offering to provide wireless or wireline telecommunications services, including but not limited to internet services, within the Service Area or (ii) any Competitor, directly or indirectly, so long as Executive’s employment or service does not relate to working principally within the Service Area or activities that would benefit the Competitor principally within the Service Area; or (2) working or providing services within the Service Area so long as the Executive’s employment or service does not relate to the type of services provided or offered by the Company within that Service Area or to services for which the Company has documented plans to provide, offer or supply within that Service Area at the time of Executive’s termination of employment; or (3) selling or attempting to sell wireless or wireline telecommunications services, including but not limited to internet services, so long as the services or products, which the Executive is selling or attempting to sell to a customer, do not relate to the type of services or products provided or offered by the Company to such customer or for which the Company has documented plans to provide, offer or supply to such customer at the time of Executive’s termination of employment; provided , however , that the Executive is nevertheless prohibited from: (i) selling, attempting to sell, and providing or attempting to provide, to any person who was a customer, or who was actively sought as a customer, of the Company at the time of Executive’s termination of employment any wireless or wireline telecommunications services, including but not limited to internet services, that are the type of services or products that the Company sold, attempted to sell or provided or attempted to provide to such customer as described in (b) above and (ii) soliciting or encouraging any employee of the Company to terminate employment or taking any other of the prohibited actions as described in (c) above.

(i) In the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive waives and forfeits any and all rights to any further payments under subsection (i) or otherwise under this Agreement and agrees to return to the Company the gross amount of any amounts previously paid, and the value of any benefits previously provided under this Agreement. This waiver and forfeiture shall be effective even in the event a court refuses to enforce the restrictions set forth in this Section 8.

9. Representations. The Executive represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Executive does not conflict with, or result in the breach by the Executive or violation by the Executive of, any other agreement to which the Executive is a party or by which the Executive is bound. The Executive hereby agrees to indemnify the Company, its officers, directors and shareholders and hold them harmless from and against any liability (including, without limitation, reasonable attorneys’ fees and expenses) which they may at any time suffer or incur arising out of or relating to any breach of an agreement, representation or warranty made by the Executive herein. The Company represents and warrants that this Agreement and the transactions contemplated hereby have been duly authorized by the Company by all necessary corporate and shareholder action, and that the execution, delivery and performance of this Agreement by the Company does not conflict with, or result in the breach or violation by the Company of, its Certificate of Incorporation, Articles of Incorporation or Bylaws or any other agreement to which the Company is a party or by which it is bound. The Company hereby agrees to indemnify the Executive and hold the Executive harmless from and against any liability (including, without limitation, reasonable attorneys’ fees and expenses) which the Executive may at any time suffer or incur arising out of or relating to any breach of an agreement, representation or warranty made by the Company herein. Any indemnity to be paid hereunder shall be payable within thirty (30) days) after the Company and the Executive agree that such amounts are owed or there is a final settlement or resolution of the claim or dispute for which the payments are required.

10. Remedies. The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein. Therefore, in the event of the actual or threatened breach by the Executive of any of the provisions of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof. The Executive agrees that if a lawsuit or other proceeding is brought to enforce the terms of this Agreement or determine the validity of its terms and the Company prevails, the Company will be entitled to recover from the Executive its reasonable attorneys’ fees and court costs. The Executive agrees that these provisions are reasonable.

11. Successors and Assigns. The Company shall assign this Agreement to SpinCo prior to the Spin-Off Effective Date. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates and their successors and assigns, and shall be binding upon and inure to the benefit of the Executive and the Executive’s legal representatives and assigns, provided that in no event shall the Executive’s obligations to perform services for the Company and its affiliates be delegated or transferred by the Executive. The Company may assign or transfer its rights hereunder to a successor corporation in the event of a merger, consolidation, transfer or sale of all or substantially all of the assets of the Company’s business (provided, however, that no such assignment or transfer shall have the effect of relieving the Company of any liability to the Executive hereunder or under any other agreement or document contemplated herein), but only if such assignment or transfer does not result in employment terms, conditions, duties or responsibilities which are or may be materially different than the terms, conditions, duties or responsibilities of the Executive hereunder. If the Company assigns or transfers its rights under this Agreement to a successor corporation, the Executive’s obligations under Section 8 of this Agreement will be construed and enforceable with respect to the business and geographic scope of the Company only and will not be construed or enforceable with respect to the business and geographic scope of any successor corporation to which the Company’s rights may be assigned or transferred to the extent such business or geographic scope is greater than that of the Company at the time of such assignment or transfer. The Executive may not transfer or assign the Executive’s rights and obligations under this Agreement.

12. Modification or Waiver. No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercises thereof. A waiver of a right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

13. Governing Law; Jurisdiction. This Agreement and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity and performance shall be governed by the laws of the Commonwealth of Virginia without regard to its conflict of laws principles or rules. To the full extent lawful, each of the Company and the Executive hereby consents irrevocably to personal jurisdiction, service and venue in connection with any claim or controversy arising out of this Agreement in the courts of the Commonwealth of Virginia located in Waynesboro, Virginia, and in the federal courts in the Western District of Virginia.

14. Excise Taxes.

(a) If any payment or distribution by the Company or any affiliate to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the benefits payable or provided under this Agreement (or other Payments as described above) shall be reduced (but not in excess of the amount of the benefits payable or provided under this Agreement) if, and only to the extent that, such reduction will allow the Executive to receive a greater Net After Tax Amount than such Executive would receive absent such reduction.

(b) The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments (as defined below) that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

(c) The Accounting Firm will next determine the largest amount of payments that may be made to the Executive without subjecting the Executive to the Excise Tax (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(d) The Executive then will receive the total Parachute Payments or the total Capped Payments, whichever provides the Executive with the higher Net After Tax Amount; however, if the reductions imposed under this Section 14 are in excess of the amount of benefits payable or provided under this Agreement, then the total Parachute Payments will be adjusted by first reducing, on a pro rata basis, the amount of any noncash or cash benefits under this Agreement, then noncash or cash benefits under any other plan, agreement or arrangement, then any cash payments under this Agreement and finally any cash payments under any other plan, agreement or arrangement. The Accounting Firm will notify the Executive and the Company if it determines that the Parachute Payments must be reduced and will send the Executive and the Company a copy of its detailed calculations supporting that determination.

(e) As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 14, it is possible that the Executive will have received Parachute Payments or Capped Payments in excess of the amount that should have been paid or distributed (“Overpayments”), or that additional Parachute Payments or Capped Payments should be paid or distributed to the Executive (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment may, at the Executive’s discretion, be treated for all purposes as a loan ab initio that the Executive must repay to the Company immediately together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999 and the Executive will receive a greater Net After Tax Amount than such Executive would otherwise receive. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company after such determination.

(f) For purposes of this Section 14, the following terms shall have their respective meanings:

(i) “Accounting Firm” means the independent accounting firm currently engaged by the Company, or a mutually agreed upon independent accounting firm if requested by the Executive; and

(ii) “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101 (b) and 4999 and any State or local income taxes applicable to the Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(iii) “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

(g) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.

(h) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

15. Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement. If any provision contained in Sections 5 or 8 of this Agreement shall for any reason be held to be excessively broad or unreasonable as to time, territory, or interest to be protected, a court is hereby empowered and requested to construe such provision by narrowing it so as to make it reasonable and enforceable to the extent provided under applicable law.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

17. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

18. Entire Agreement. This Agreement (together with all documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, including any prior employment or management continuity agreement under which the Executive hereby agrees to waive all rights and which is hereby terminated.

19. Section 409A. It is intended that any payment or benefit which the Executive is to be paid or provided in connection with this Agreement which is considered to be non-qualified deferred compensation subject to Section 409A of the Code, shall be paid and provided in a manner, and at such time, as complies with, or is exempt from, the applicable requirements of Section 409A of the Code. In connection with effecting such compliance with, or exemption from, Section 409A of the Code, the following shall apply:

(a) Neither the Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with, or exempt from, Section 409A of the Code.

(b) If the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payment or provision of benefits in connection with the Executive’s separation from service (as determined for purposes of Section 409A of the Code) shall not be made until six (6) months after the Executive’s separation from service or, if earlier, the Executive’s death (the “409A Deferral Period”) as and to the extent required under Section 409A of the Code. In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as, and within thirty (30) days after, the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event such benefits are required to be deferred, any such benefits may be provided during the 409A Deferral Period at the Executive’s expense, and the Executive will have the right to reimbursement from the Company as soon as, and within thirty (30) days after, the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(c) For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(d) For purposes of determining time of (but not entitlement to) the payment or provision of non-qualified deferred compensation under this Agreement subject to Section 409A of the Code in connection with the termination of the Executive’s employment, termination of employment will be construed to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that the Executive will not perform any further services after that date or that the level of bona fide services that the Executive will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services the Executive performed over the immediately preceding thirty-six (36) month period.

(e) A “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code shall be determined on the basis of the applicable twelve (12)-month period ending on the specified employee identification date designated by the Company consistently for purposes of this Agreement and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Code.

(f) Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is non-qualified deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

NTELOS Holdings Corp.

By:	/s/ Michael B. Moneymaker
Michael B. Moneymaker
Executive Vice President and Chief Financial Officer, Treasurer and Secretary

Executive

/s/ James A. Hyde
James A. Hyde

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